Exhibit 3.1

CERTIFICATE OF INCORPORATION Of WESTERN CAPITAL RESOURCES, INC.	State of Delaware Secretary of State Division of Corporations Delivered 12:32 PM 05/11/2016 FILED 12:32 PM 05/11/2016 SR 20163079649 - File Number 6039806

1.          Name. The name of the corporation (the “Corporation”) is: Western Capital Resources,

Inc.

2.          Address: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801; and the name of its registered agent at such address is The Corporation Trust Company. The Corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Delaware. The Corporation may also maintain one or more offices for the conduct of its business either within or without the State of Delaware.

3.          Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”).

4.          Number of Shares. The aggregate number of shares which this corporation shall have the authority to issue is 12,500,000 shares, having a par value of $.0001.

The Board of Directors of the Corporation (“Board”) is authorized from time to time to establish by resolution or resolutions different classes or series of shares and in connection with the creation of any such classes or series, by resolution or resolutions, to provide for the issuance of shares thereof and, by filing such resolutions in a certificate of designation pursuant to the General Corporation Law, to determine and fix the number of shares to be included in such classes or series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law.

5.          Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Paul Chestovich, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

6.          Election of Directors. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7.          Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

8.          Indemnification.

(a)          Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a ‘‘Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee-benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person, Notwithstanding the preceding sentence, except as otherwise provided in Section 8(c) below, the Corporation shall be required to indemnity a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board,

(b)          Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) reasonably incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

(c)          Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, then the Covered Person may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)          Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.

(e)          Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

(f)          Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g)          Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.          Adoption. Amendment and/or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the General Corporation Law, the Board is expressly authorized to make, alter and repeal the bylaws of the Corporation.

10.         Powers of Incorporator. The powers of the incorporator will terminate, without any further action required on the part of such incorporator or the Corporation, immediately upon the election of initial directors of the Corporation by such incorporator.

11.         Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware may be added or inserted into this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable law; and whatsoever rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation, either in its present form or as hereafter amended, are granted subject to the rights reserved in this Section.

This Certificate of Incorporation to be effective at 11:59 p.m. Central Stand Time on May 11,

2016.

/s/ Paul D. Chestovich
Paul D. Chestovich
Incorporator